Exhibit 10.2

Appendix A

ImmunoGen, Inc.

Compensation Policy for Non-Employee Directors

Objective

It is the objective of ImmunoGen to compensate non-employee Directors in a manner which will enable recruitment and retention of highly qualified Directors and fairly compensate them for their services as a Director.

Cash Compensation (effective November 13, 2013)

Annual meeting fee for non-employee Directors:	$40,000 per annum, paid quarterly
Additional annual fees:
(a) Lead Director / Chairman of the Board:[1]	$30,000 per annum, paid quarterly
(b) Chairman of the Audit Committee:	$20,000 per annum, paid quarterly
(c) Chairman of the Compensation Committee:	$14,000 per annum, paid quarterly
(d) Chairman of the G&N Committee:	$14,000 per annum, paid quarterly
(e) Other members of the Audit Committee	$10,000 per annum, paid quarterly
(f) Other members of the Compensation Committee	$7,000 per annum, paid quarterly
(g) Other members of the G&N Committee	$7,000 per annum, paid quarterly

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings during their tenure as a Director.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Internal Revenue Code of 1986 shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Director.

Quarterly payments shall be paid in arrears within 30 days following the end of each calendar quarter.2  A non-employee Director may elect to receive any or all of his or her cash compensation in the form of deferred stock units (“DSUs”) having an aggregate Fair Market Value equal to the amount deferred, measured on the date of grant which shall be the last day of the calendar quarter for which the retainer is being paid.  All elections as to form of payment shall be made annually by December 31st of the year prior to service which election shall be effective for all payments to be made in the following calendar year.  New non-employee Directors shall make their elections within 30 days of their initial appointment or election to the Board of Directors for all payments to be made in that calendar year.  Any such election shall be prospective only for compensation attributable to services performed after the effective date of

1    Payable to non-employee Chairman of the Board only.

2    Quarterly payments will be appropriately pro-rated for Directors who retire, resign or are otherwise removed from the Board prior to the end of a calendar quarter.

such election and any amounts covered by such election shall be prorated as necessary.  Each non-employee Director shall be deemed to have elected to receive payments in cash for payments in periods prior to any such election or if no timely election shall have been made.  Notwithstanding the foregoing, a previous election made by a non-employee Director pursuant to the 2004 Non-Employee Director Compensation Deferred Share Unit Plan or under this policy shall remain in effect for subsequent calendar years until it is changed by the completion, signature and delivery to the Company of a new election form, in accordance with the terms of this policy.

Upon making such election, DSUs shall be granted as described above without any further action by the Compensation Committee.  These awards are fully vested as to all of the issued DSUs on the date of grant.

Equity Compensation (effective September 14, 2016)

1.         Deferred Stock Units.

(a)  Initial Grant.  New non-employee Directors will automatically be granted, without any further action by the Compensation Committee, 6,500 DSUs (each DSU relating to one (1) share of Common Stock) on the date of their initial election or appointment to the Board.  This award will vest pro rata, on a quarterly basis over a three-year period, as to eight and one-third percent (8-1/3%) of the issued DSUs (rounded down to the nearest whole share) per quarter with the first vesting date to be the date that is the first day of the third month following the month in which the date of grant occurs.

(b)  First Anniversary Grant.  On the first anniversary of a non-employee Director’s initial election to the Board, such non-employee Director will automatically be granted, without any further action by the Compensation Committee, 3,000 DSUs on such first anniversary, pro-rated based on the number of whole months (the “Monthly Amount”) remaining between the first day of the month in which such first anniversary date occurs and the first May 31 following the date of grant and rounded down to the nearest whole share).  This award will vest on the same schedule as the Continuing Director Grants awarded pursuant to paragraph 1(c) below (provided that in all cases the last vesting date of a First Anniversary Grant shall be the first June 1 following the date of grant).  The number of issued DSUs that shall vest on any particular date shall be equal to the number of months in each vesting period based on the Monthly Amount calculation.3

(c)  Continuing Director Grants.  After receiving a First Anniversary Grant under paragraph (b), non-employee Directors will automatically be granted, on an annual basis and without further action by the Compensation Committee, 3,000 DSUs on the earlier of the date of ImmunoGen’s annual meeting of shareholders or June 20 of the applicable year.  These awards will vest pro rata, on a quarterly basis over a one-year period, as to twenty-five percent (25%) of the issued DSUs (rounded down to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant.  If a non-employee director receives a First Anniversary Grant under paragraph 1(b) above between June 1 and June 20 of

3    For example, if an award is granted on November 15, the amount of the award will be 7/12 of the full-year award (November through May) and such award will vest on December 1 as to 1/12 of the full-year award, March 1 as to 3/12 of the full-year award and June 1 as to 3/12 of the full-year award.

any year, then such non-employee Director will not be eligible to receive a Continuing Director Grant under this paragraph 1(c) for that year.4

(d)  Terms of Grant.  All DSU awards to non-employee Directors under this policy are granted under the 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”), and are subject to the terms and conditions set forth in the 2006 Plan and the form of Deferred Stock Unit Agreement approved by the Board of Directors on September 22, 2010; provided, however, that if the 2016 Employee, Director and Consultant Equity Incentive Plan (the “2016 Plan”) is approved by shareholders, all DSU awards to non-Employee Directors granted under this policy after December 9, 2016 will be granted under the 2016 Plan and will be subject to the terms and conditions set forth in the 2016 Plan and the form of Deferred Stock Unit Agreement approved by the Compensation Committee for such awards.   All capitalized terms that are not defined herein shall have the meanings set forth in the 2006 Plan (or the 2016 Plan, as applicable).

2.         Stock Options.

(a)  Annual Stock Option Grants.  Non-employee Directors will automatically be granted, on an annual basis and without further action by the Compensation Committee, stock option awards covering 10,000 shares of Common Stock on the earlier of the date of ImmunoGen’s annual meeting of shareholders or June 20 of the applicable year.  These awards (i) will be granted with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant, (ii) will vest pro rata, on a quarterly basis over a one-year period, as to twenty-five percent (25%) of the number of shares covered by such awards (rounded to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant, and (iii) will expire on the tenth (10th) anniversary of the date of grant.  If a non-employee Director receives an Off-Cycle Initial Grant under paragraph (b) below between June 1 and June 20 of any year, then such non-employee Director will not be eligible to receive an Annual Stock Option Grant under this paragraph (a) for that year.5

(b)  Off-Cycle Initial Grants.  If a non-employee Director is first elected to the Board other than at an annual meeting of shareholders, such non-employee Director will automatically be granted, without further action by the Compensation Committee, a stock option award covering 10,000 shares of Common Stock, pro-rated based on the number of whole months (the “Monthly Amount”) remaining between the first day of the month in which such first election occurs and the first May 31 following the date of grant, which shall be the date of their initial election to the Board.  This award (i) will be granted with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant, and (ii) will vest on the same schedule as the Annual Stock Option Grants awarded pursuant to paragraph 2(a) above (provided that in all cases the last vesting date of an Off-Cycle Initial Grant shall be the first June 1 following the date of grant).  The number of shares as to which an Off-Cycle Initial Grant will vest on any

4    Any Director who transitions from an employee director to a non-employee Director without a break in service shall not be eligible to receive an award of DSUs under paragraphs 1(a) or 1(b), but shall be eligible to receive awards under paragraph 1(c), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.

5    Any Director who transitions from an employee to a non-employee Director without a break in service shall not be eligible to receive a stock option award under paragraph 2(b), but shall be eligible to receive awards under paragraph 2(a), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.

particular date shall be equal to the number of months in each vesting period based on the Monthly Amount calculation.6  This award will expire on the tenth (10th) anniversary of the date of grant.

(c)    Terms of Grant.  All stock option awards to non-employee Directors under this policy are granted under the 2006 Plan, and are subject to the terms and conditions set forth in the 2006 Plan and the form of Director Option Agreement approved by the Compensation Committee on July 20, 2012.  All capitalized terms that are not defined herein shall have the meanings set forth in the 2006 Plan; provided, however, that if the 2016 Plan is approved by shareholders, all stock option awards to non-Employee Directors granted under this policy after December 9, 2016 will be granted under the 2016 Plan and will be subject to the terms and conditions set forth in the 2016 Plan and the form of Director Option Agreement approved by the Compensation Committee for such awards.

3.         2016 Transition Period.

Anything contained in this policy to the contrary notwithstanding, DSU and stock option awards granted under this policy on December 9, 2016 in connection with the 2016 annual meeting of shareholders shall be as follows:

(a)  DSUs.   Non-employee Directors will automatically be granted, without further action by the Compensation Committee, 1,500 DSUs, which will vest as to fifty percent (50%) of the issued DSUs on each of March 1 and June 1, 2017.  Such DSU award shall be granted under the 2006 Plan and will be subject to the terms and conditions set forth in the 2006 Plan and the form of Deferred Stock Unit Agreement approved by the Board of Directors on September 22, 2010.

(b)  Stock Options.  Non-employee Directors will automatically be granted, without further action by the Compensation Committee, stock option awards covering 5,000 shares of Common Stock.  These awards (i) will be granted with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant, (ii) will vest pro rata as to fifty percent (50%) of the number of shares covered by such awards on each of March 1 and June 1, 2017, (iii) will expire on the tenth (10th) anniversary of the date of grant, and (iv) will be subject to the terms and conditions set forth in the 2006 Plan and the form of Director Option Agreement approved by the Compensation Committee on July 20, 2012.

Approved by the Board of Directors: September 14, 2016

6     For example, if an award is granted on November 15, the amount of the award will be 7/12 of the full-year award (November through May) and such award will vest on December 1 as to 1/12 of the full-year award, March 1 as to 3/12 of the full-year award and June 1 as to 3/12 of the full-year award.